Exhibit 12.1

E: lou@bevilacquapllc.com

T: 202.869.0888

W: bevilacquapllc.com

December 29, 2021

Arrived Homes, LLC

c/o Arrived Holdings, Inc.

500 Yale Avenue North

Seattle, WA 98109

Re: Post Qualification Amendment No. 3 to Offering Statement on Form 1-A of Arrived Homes, LLC

Ladies and Gentlemen:

We have acted as special counsel to Arrived Homes, LLC, a Delaware series limited liability company (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) of a Post Qualification Amendment to an Offering Statement on Form 1-A (the “Offering Statement Amendment”) pursuant to 17 CFR Part 230.251 et. seq., or Regulation A, promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Offering Statement Amendment relates to the proposed issuance and sale by the Company in new series offerings (the “New Offerings”) of the indicated number of membership interests in the seventeen (17) new series of the Company listed on Schedule A hereto which list is incorporated herein by reference. The membership interests of these series taken together are referred to as the “Series Interests.”

The terms and conditions of the Series Interests are established pursuant to the provisions of the Limited Liability Company Agreement of the Company dated as of July 30, 2020 (the “Operating Agreement”) and through the writing of a separate series designation for each of the series (together, the “Series Designations”), each of which is attached as an exhibit to the Operating Agreement. We understand that the Series Interests will be sold as described in the Offering Statement Amendment and pursuant to a form of subscription agreement, substantially in the form filed as an exhibit to the Offering Statement Amendment, to be entered into by and between the Company and each of the purchasers of Series Interests (the “Subscription Agreement”).

1050 Connecticut Ave., NW, Suite 500

Washington, DC 20036

PG.2 December 29, 2021

In connection with the New Offerings, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Formation of the Company, (ii) the Operating Agreement, (iii) the Series Designations, (iv) corporate proceedings, including the resolutions of the manager of the Company with respect to the New Offerings, and (v) such other documents, records and matters of law as we have considered necessary in connection with the expression of the opinions hereinafter set forth.  We have also relied upon assurances of officers of the manager of the Company as to certain factual matters without having independently verified such factual matters.  We have also reviewed the Offering Statement Amendment and form of Subscription Agreement as filed with the Commission. We also have relied on information obtained from public officials and other sources believed by us to be reliable as to other questions of fact.  We have made no independent investigation as to any information received from the Company, representatives of the Company and/or public officials and we do not opine as to the accuracy of such factual matters.

In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents, the completeness of all records and other information made available to us by the Company on which we have relied, the genuineness of all signatures, the legal capacity of all signatories who are natural persons and the due execution and delivery of all documents by parties other than the Company.

The opinions we express herein are limited to matters involving the Delaware Limited Liability Company Act as currently in effect. We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the securities covered by the Offering Statement Amendment.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, we are of the opinion that the Series Interests have been authorized by all necessary series limited liability company action of the Company and, when issued and sold in accordance with the terms set forth in the Operating Agreement, Series Designations, Offering Statement Amendment and Subscription Agreement against payment therefor in the manner contemplated in the Offering Statement Amendment, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to our attention or any changes in law which may hereafter occur.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement Amendment. In giving such consent, we do not admit that any member of this firm is an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BEVILACQUA PLLC
BEVILACQUA PLLC

SCHEDULE A

The Seventeen New Series

(i)	14,771 membership interests in the Arrived Homes Series Bandelier LLC series;

(ii)	16,107 membership interests in the Arrived Homes Series Butter LLC series;

(iii)	9,254 membership interests in the Arrived Homes Series Davidson LLC series;

(iv)	14,457 membership interests in the Arrived Homes Series Diablo LLC series;

(v)	13,389 membership interests in the Arrived Homes Series Dolittle LLC series;

(vi)	23,199 membership interests in the Arrived Homes Series Ensenada LLC series;

(vii)	16,310 membership interests in the Arrived Homes Series Grant LLC series;

(viii)	14,635 membership interests in the Arrived Homes Series KeriAnn LLC series;

(ix)	9,523 membership interests in the Arrived Homes Series Matchingham LLC series;

(x)	21,999 membership interests in the Arrived Homes Series McLovin LLC series;

(xi)	13,058 membership interests in the Arrived Homes Series Murphy LLC series;

(xii)	21,911 membership interests in the Arrived Homes Series Oly LLC series;

(xiii)	13,903 membership interests in the Arrived Homes Series Ribbonwalk LLC series;

(xiv)	15,647 membership interests in the Arrived Homes Series Rooney LLC series;

(xv)	11,777 membership interests in the Arrived Homes Series Scepter LLC series;

(xvi)	16,396 membership interests in the Arrived Homes Series Sigma LLC series; and

(xvii)	11,629 membership interests in the Arrived Homes Series Vernon LLC series;